EXHIBIT 99.1

                BioSource Reports Strong First Quarter Results;
                   Attains Record Sales in the First Quarter

    CAMARILLO, Calif.--(BUSINESS WIRE)--April 25, 2005--BioSource International, Inc. (Nasdaq:BIOI) today announced financial results for its first quarter ended March 31, 2005.
    For the first quarter ended March 31, 2005, the Company reported record net sales from continuing operations of $12.8 million, an 11% increase as compared with $11.5 million for the first quarter of 2004. Foreign exchange rates favorably impacted sales in the first quarter of 2005 by $0.3 million. Income from continuing operations was $1.1 million representing a 14% increase compared with $1.0 million in the first quarter of 2004.
    Terrance J. Bieker, President and CEO, stated, "This was a strong quarter for BioSource. We are pleased by the record first quarter sales and the improvement in income from continuing operations." Mr. Bieker continued, "We believe these results reinforce the strategy we have pursued over the past year and are confident in our ability to continue to deliver increased value to our customers and stockholders."

    First Quarter Review

    Sales of the Company's cellular pathway assay products increased 15% on a sequential basis for the first quarter ended March 31, 2005 compared to the prior quarter ended December 31, 2004. Biological and other product sales increased 18% on a sequential basis during the first quarter of 2005 compared to the fourth quarter of 2004.
    The gross margin from continuing operations was 57.4% in the first quarter of 2005 compared to 58.4% in the comparable quarter of the prior year. The decrease was primarily due to a change in the product mix.
    Operating expenses from continuing operations in the first quarter were as follows:

    -- Research and development expenses were $1.5 million, or 11.9% of sales, in the first quarter of 2005 which was relatively consistent with such costs in the first quarter of 2004 of $1.4 million, or 12.0% of sales.

    -- In the first quarter of 2005, sales and marketing expenses decreased to 19.8% of sales as compared to 20.3% in the first quarter of 2004 which was consistent with management's plan to increase such costs at a slower rate than sales growth.

    -- General and administrative expenses also decreased as a percentage of sales to 15.9% in the first quarter of 2005 from 16.4% of sales in the comparable quarter of 2004.

    -- The Company's effective tax rate was 35.8% in the first quarter of 2005 compared to 22.4% in the first quarter of 2004.

    At March 31, 2005, the Company's cash and cash equivalents totaled $5.2 million.

    Forward-Looking Guidance for 2005

    The Company raised its operating income guidance to reflect the strength of its results in the first quarter. The Company's 2005 guidance is:

    -- Net sales from continuing operations of $49 million to $51 million, or year-over-year growth of 10% to 15%. This is a reaffirmation of earlier guidance.

    -- Operating income from continuing operations of $2.5 million to $3.25 million, or year-over-year growth of 240% to 350%. Prior guidance was for operating income growth of 175% to 315% or $2.0 million to $3.0 million.

    As previously announced, a live webcast of BioSource International, Inc.'s financial results conference call will be available over the Internet through its Web site at www.biosource.com in the Investor Relations section beginning today, April 25, at 9:00 a.m. PDT. A replay of the webcast will be available at the same site for a two week period beginning shortly after the call.
    Event archives are normally available one to two hours after the event ends. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

    About BioSource International, Inc.

    BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique, biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company's Web site at www.biosource.com.

    Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward looking. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from the forward-looking statements made herein include, among others, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, possible invalidity or infringement issues related to intellectual property or proprietary rights, changes in customer buying patterns, one-time events, the effects of our previously announced process to evaluate strategic alternatives, including a possible sale of the Company, and any transaction we may enter into in connection with that process, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future event, or otherwise.


                     BIOSOURCE INTERNATIONAL, INC.
            Condensed Consolidated Statements of Operations
             (Amounts in thousands, except per share data)


                                        Three Months Ended
                                              March 31,
                                         2005          2004
                                             (Unaudited)

Net sales                               12,758         11,532

Cost of goods sold                       5,431          4,802

       Gross profit                      7,327          6,730

Operating expenses:
  Research and development               1,517          1,385
  Sales and marketing                    2,528          2,339
  General and administrative             2,033          1,891
  Amortization of intangibles              139            139
     Total operating expenses            6,217          5,754

Income from continuing operations        1,110            976

Interest and other income (expense), net   (34)           (15)

Income from continuing operations before
 provision for income taxes and
 discontinued operations                 1,076            961

Provision for income taxes                 385            215

Net income from continuing operations      691            746

Discontinued operations, net                 -            (38)

Net income                                 691            708

Basic income per share:
  Income from continuing operations       0.08           0.08
  Discontinued operations, net               -              -

  Basic income per share                  0.08           0.08

Diluted income per share:
  Income from continuing operations       0.07           0.08
  Discontinued operations, net               -          (0.01)

  Diluted income per share                0.07           0.07

Shares used in per share calculations:
  Basic                                  9,087          9,395
  Diluted                                9,226          9,752


                     BIOSOURCE INTERNATIONAL, INC.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
                            (in thousands)


                                       March 31,   December 31,
                                         2005          2004

Assets

Current assets
  Cash and cash equivalents            $ 5,176        $ 4,210
  Accounts receivable, net               8,064          7,165
  Inventories, net                       7,483          7,535
  Notes receivable                           -            544
  Deferred income taxes                  1,947          1,947
  Other current assets                   1,220            941

     Total current assets               23,890         22,342

Property and equipment, net              4,932          5,241
Intangible assets, net                   5,115          5,253
Deferred income taxes                    9,616          9,865
Other assets                               700            651

     Total assets                      $44,253        $43,352

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued
   expenses                            $ 6,850        $ 6,249
  Other current liabilities                715            872

     Total current liabilities           7,565          7,121

Stockholders' equity                    36,688         36,231

     Total liabilities and
      stockholders' equity             $44,253        $43,352

    CONTACT: BioSource International, Inc.
             Alan Edrick, (805) 383-5249